                                                 Issuer Free Writing Prospectus
                                                 Filed pursuant to Rule 433
                                                 Registration No. 333-137902
                                                 Dated September 1, 2009

                           Private Wealth Management
                           -------------------------
                                 Deutsche Bank

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                         Structured Solutions snapshot
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5-Year Market Contribution Securities (MCS) linked to the Deutsche Bank Liquid
Alpha USD 5 Total Return(R) Index

     Investment Rationale & Positioning       Description & Return Profile

|X|  Alpha investment strategy, which      The DB Liquid Alpha USD 5 Total
     aims to generate returns without      Return(R) Index MCS offer clients:
     regard to the direction of a          |X|  A vehicle intended to generate
     pre-selected benchmark asset.              globally-diversified, multi-asset
|X|  The Securities deliver returns             class, uncorrelated absolute
     based on a weighted combination of         returns in a market-independent,
     four alpha indices from four               non-directional and low volatility
     different asset classes (equities,         framework.
     commodities, currencies and rates)    |X|  Full Participation in the upside
     and cash.                                  and downside performance of the DB
|X|  The alpha indices and cash are             Liquid Alpha USD 5 Total Return(R)
     combined in a quantitative                 Index, reduced by an adjustment
     portfolio allocation model which           factor of 1.75% each year the
     seeks a risk targeted, optimal             Securities remain outstanding
     exposure to each asset.                    (applied at maturity or upon any
                                                early redemption).
                                           |X|  Best-Case Scenario: Participation
                                                in any positive Index Return, net
                                                of the adjustment factor. The
                                                redemption amount of the MCS is
                                                uncapped if the Liquid Alpha Index
                                                increases in value.
                                           |X|  Worst-Case Scenario: Full downside
                                                risk; if the Liquid Alpha Index
                                                falls below its initial closing
                                                level, investors will participate
                                                one-for-one on the downside.

Key Terms
Issuer                          Deutsche Bank AG, London Branch
------------------------------- ------------------------------------------------
Underlying                      Deutsche Bank Liquid Alpha USD 5 Total Return(R)
                                Index (Bloomberg: DBLAUT5J Index GO)
------------------------------- ------------------------------------------------
Subscription Period Closes      9:00 AM New York Time September 29, 2009
------------------------------- ------------------------------------------------
Maturity                        5 Years, subject to early redemption
------------------------------- ------------------------------------------------
Investment Currency             USD
------------------------------- ------------------------------------------------
Principal Protection            None
------------------------------- ------------------------------------------------
Participation                   100% in appreciation/depreciation of Underlying
                                less an Adjustment Factor
------------------------------- ------------------------------------------------
Investment Amount               $1,000 minimum with $1,000 increments thereafter
------------------------------- ------------------------------------------------
Early                           Redemption Redemption prior to maturity (i) at
                                the option of the issuer beginning one year
                                after the date of issuance or (ii) at the
                                option of the investor on a specified annual
                                early redemption date.
------------------------------- ------------------------------------------------
Adjustment Factor               1.75% annually; applied at maturity or upon any
                                early redemption.
------------------------------- ------------------------------------------------
Eligible Purchasers             Available only to persons that are deemed to be
                                suitable investors
------------------------------- ------------------------------------------------
Selling                         Restrictions Employees of Deutsche Bank Trust
                                Company Americas cannot sell the Securities to
                                residents of Arizona, Hawaii, Illinois,
                                Louisiana, North Dakota, Rhode Island, South
                                Carolina and Texas except in limited
                                circumstances. For Florida residents, all sales
                                must be effected by employees of Deutsche Bank
                                Florida. Employees of Deutsche Bank Securities
                                Inc. can sell the Securities to residents in
                                all 50 states.
------------------------------- ------------------------------------------------
IRA, ERISA eligible?            No
------------------------------- ------------------------------------------------
Listing                         The Securities will not be listed on any
                                securities exchange. Deutsche Bank Securities
                                Inc. ("DBSI") intends to offer to purchase the
                                Securities in the secondary market but is not
                                required to do so. Purchases made by DBSI in
                                the secondary market will be subject to an
                                additional 0.50%-0.75% fee.
------------------------------- ------------------------------------------------
Leverage Please contact Lending for information regarding eligibility.
------------------------------- ------------------------------------------------

                          Considerations                                        Retrospective and Historical Performance of the DB
                                                                                    Liquid Alpha USD 5 Total Return(R) Index

|X|  The Liquid Alpha USD 5 Total Return(R) Index became an investable index in                    [GRAPHIC OMITTED]
     April, 2008. Annualized returns from January 1999 through April 2008 were retrospectively calculated. Hypothetical and past
     performance is not indicative of future results.

|X|  Index pricing is available daily on Bloomberg (DBLAUT5J Index GO)

|X|  Annual adjustment factor of 1.75%. A fee of 0.50%-0.75% will be applied to purchases, if any, made by DBSI in the secondary market.

|X|  Tax Treatment: Under the intended tax treatment, investors should realize only capital gains or losses upon disposition (including early redemption)
     or at maturity. For a more detailed description of the intended tax treatment of the Securities, please read the related Term Sheet,
     Prospectus Supplement, Prospectus and Underlying Supplement. Deutsche Bank
     does not provide legal, tax or accounting advice.

Deutsche Bank AG has filed a registration statement (including a prospectus)
with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement, term sheet and this document if you so request by calling toll-free 1-800-311-4409.

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sheet and this document if you so request by calling toll-free 1-800-311-4409.

Underlying

- Liquid Alpha reflects the total return performance of a weighted combination of four proprietary alpha indices from four different asset classes and cash.
- Equities: (S&P X-Alpha USD Total Return Strategy Index) seeks to generate alpha results by taking long positions in a series of Deutsche Bank proprietary regional indices and short positions in their respective equity benchmarks.
- Commodities: (DB Commodity Harvest USD Total Return Index) takes a long position in an optimal yield commodity index and a short position in a commodity benchmark index.
- Currencies: (DB Balanced Currency Harvest (USD-Funded) Index) takes long positions in high interest rate currencies and short positions in low interest rate currencies.
- Rates: (DB Smart USD Index) seeks to capture returns generated by changes in the difference between short-term and long-term interest rates and reflected in the slope of the USD yield curve. The DB Smart USD Index is 5 times leveraged.
- Cash: (DB Fed Funds Total Return Index) reflects the overnight Fed Funds rate.

DB Liquid Alpha USD 5 Total Return® Index Allocation History and Constraints



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Jan-99
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Oct-08
Jan-09
S&P X-Alpha USD TR
Commodity Harvest USD TR
Currency Harvest USD TR
DB SMART 5x USD TR
Fed Funds TR

Liquid Alpha 5 USD TR Constituents	Live Date	Bloomberg	Range Exposure
S&P X-Alpha USD TR Index	Oct 31 07	SPXADT	10% - 50%
DB Commodity Harvest TR Index	Dec 17 07	DBCMHLTU	10% - 50%
DB Currency Harvest TR Index	Oct 19 05	DBHVBUSF	10% - 50%
DB SMART USD Index	Jul 15 07	DBSMARTD	10% - 50%
DB Fed FUND TR Index	Oct 15 07	DBMMFED1	0% - 60%

Multi-Asset Alpha Index Dynamic Allocation



Proprietary
Alpha Indices
S&P X-Alpha
Index
Equity
Commodity Harvest
Index
Commodity
Rates
DB SMART
Index
Cash
DB Fed Funds
Index
Fx Harvest
Index
FX
Optimizer
Dynamic Asset
Allocation
Volatility
Targeting: 5%
Liquid Alpha Index

Risks

- The Securities are not principal protected, and therefore investors may lose part or all of their initial investment.
- The inclusion of an adjustment factor reduces the payment at maturity or upon early redemption.
- The Liquid Alpha Index has very limited performance history. Publication of the Liquid Alpha Index began in April, 2008 and historical or retrospectively-calculated performance of the Liquid Alpha Index should not be relied on to predict future performance.
- The issuer may redeem the Securities prior to maturity. Upon early redemption, the amount payable to investors may be significantly less than the original investment amount.
- An investment in the Securities is subject to the credit of the Issuer.
- Significant aspects of the U.S. federal income tax treatment of the Securities are uncertain, and no assurance can be given that the Internal Revenue Service will accept, or a court will uphold, the tax consequences described in the accompanying Term Sheet No. 724.

Risks (continued)

- The payout on the Securities is tied to the value of the Liquid Alpha Index on a specific valuation date. Therefore, a temporary decline in value around the date of maturity or early redemption could greatly affect the holder's return.
- A liquid secondary market for the Securities is not guaranteed and may be limited. The issuer may, but is not obligated to, purchase Securities in the open market by tender or private agreement.
- Potential conflicts of interest exist because the issuer, the calculation agent for the Securities and the sponsor of the Liquid Alpha Index and some of its components are the same legal entity.
- For further risk considerations, please refer to the accompanying Term Sheet No. 724, Prospectus Supplement, Prospectus and Underlying Supplement No. 15/A2 including the section entitled "Risk Factors" in the accompanying term sheet.

Important Information and Disclosures

- This Snapshot does not contain all the terms and conditions relevant to the Securities. This Snapshot must be read in conjunction with the accompanying Term Sheet No. 724, Prospectus Supplement, Prospectus and Underlying Supplement No. 15/A2. This Snapshot does not purport to summarize all of the conditions, representations, warranties, and other provisions relevant to the Securities.
- We have sent you this document in our capacity as a potential counterparty acting at arm's length. We are not acting as your financial adviser or in a fiduciary capacity in respect of this proposed transaction or any other transaction with you unless otherwise expressly agreed by us in writing. Prospective investors should understand and discuss with their professional tax, legal, accounting and other advisors the effect of a transaction they may enter into.
- Before entering into any transaction, you should take steps to ensure that you understand and have made an independent assessment of the appropriateness of the transaction in light of your own objectives and circumstances, including the possible risks and benefits of entering into such transaction. You should also consider making such independent investigations as you consider necessary or appropriate for such purposes.
- The past performance of securities, indices or other instruments referred to herein does not guarantee or predict future performance.
- The Securities involve risk, which may include interest rate, commodity, currency, credit, political, liquidity, time value, and market risk and are not suitable for all investors. For further risk considerations, please refer to the accompanying Term Sheet No. 724, Prospectus Supplement, Prospectus and Underlying Supplement No. 15/A2 including the section entitled "Risk Factors" in the accompanying term sheet.
- The Securities are not insured by the Federal Deposit Insurance Corporation (FDIC) or any other U.S. governmental agency. *The securities are <u>not</u> guaranteed under the Federal Deposit Insurance Corporation's Temporary Liquidity Guarantee Program.*
- We or our affiliates, or persons associated with us or such affiliates, may: maintain a long or short position in securities referred to herein, or in related futures or options, purchase or sell, make a market in, or engage in any other transaction involving such securities, and earn brokerage or other compensation.
- "Deutsche Bank" means Deutsche Bank AG and its affiliated companies, as the context requires. Deutsche Bank Private Wealth Management refers to Deutsche Bank's wealth management activities for high-net-worth clients around the world. Deutsche Bank Alex Brown is a division of Deutsche Bank Securities Inc.